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                                                                   EXHIBIT 23.2



                          CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of Commerce Security Bancorp, Inc. and its subsidiaries of our report dated March 27, 1998 appearing on page F-1 of the issuer's Annual Report on Form 10-K, as amended, for the year ended December 31, 1997. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."



/s/ PricewaterhouseCoopers LLP
    PRICEWATERHOUSECOOPERS LLP
    Los Angeles, California
    July 22, 1998